Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. CERTAIN SCHEDULES OR SIMILAR ATTACHMENTS HAVE BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(a)(5) of REGULATION S-K.

Sponsored Research Agreement

This Sponsored Research Agreement (“Agreement”) is between THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ILLINOIS, a body corporate and politic organized and existing under the laws of the State of Illinois, on behalf of the University of Illinois at Urbana-Champaign, through Sponsored Programs Administration, 1901 South First Street, Suite A, Champaign IL 61820-7406 (“UNIVERSITY”), and Ultra Safe Nuclear Corporation, organized and existing under the laws of Delaware with its principal offices at 2288 W. Commodore Way Suite 300, Seattle, WA 98199 (“SPONSOR”). The parties may be referred to individually as “Party” and collectively as the “Parties”.

The Parties contemplate that the research to be performed under this Agreement will be of mutual interest and benefit; and

UNIVERSITY has determined that the research will further the instructional, research, public service or economic development objectives of UNIVERSITY consistent with its status as a public institution of higher education.

NOW, THEREFORE, the Parties agree:

1.0. THE RESEARCH

1.1. Statement of Work. UNIVERSITY will use reasonable efforts to perform the research project titled Licensing of Micro Modular Nuclear Reactor for Siting at UIUC and more fully described in the Statement of Work (SOW) attached to this Agreement as Exhibit A).

1.2. TECHNICAL REPORTS. UNIVERSITY will furnish to SPONSOR written progress reports of the Research in such detail that SPONSOR reasonably requests and if requested, a final report summarizing the Research and results within ninety (90) days following expiration of this Agreement.

1.3. Principal Investigator. The Principal Investigators who will direct the Research for the UNIVERSITY is Dr. Caleb Brooks (            ). The Principal Investigator who will direct the Research for SPONSOR is Dr. Junaid Razvi (           ). If either Principal Investigator becomes unable to perform this Agreement for any reason, UNIVERSITY may appoint a successor Principal Investigator with SPONSOR’s written approval. Either Party may chose to terminate this Agreement in accordance with Section 3.4 if the Parties cannot agree on an acceptable successor for the UNIVERSITY within a reasonable time.

1.4. Equipment/Supplies. Title to all equipment and property purchased by UNIVERSITY under this Agreement will be in and remain with UNIVERSITY even after completion or termination of the Agreement.

2.0. FINANCIAL

2.1. RESEARCH COSTS. SPONSOR and UNIVERSITY agree to perform the Scope of Work in Exhibit A, and SPONSOR agrees to pay the costs for the performance in accordance with UNIVERSITY’S proposal to SPONSOR and detailed in Exhibit B. SPONSOR agrees to pay to UNIVERSITY, the direct and the facilities and administration (“F&A”) costs (collectively “Research Costs”) that UNIVERSITY incurs in performing the Agreement # ___________________

Research, not to exceed the amounts shown in Exhibit B. Neither UNIVERSITY nor SPONSOR is obligated to expend or pay, respectively, any funds in excess of the Research Costs for the Research. The F&A cost rate will remain in effect during the Term as described in Article 3.1.

2.2. PAYMENT SCHEDULE. SPONSOR will pay to UNIVERSITY the Research Costs in U.S. dollars as follows:

X This is a cost-reimbursement agreement. No more frequently than monthly, UNIVERSITY will submit invoices to SPONSOR evidencing the actual Research Costs described in Exhibit B (“Budget”) and incurred by UNIVERSITY in performing the Research. SPONSOR will pay the full amount due within 30 days from its receipt of an invoice.

☐ This is a fixed-price agreement. Within 30 days of the Effective Date, SPONSOR will pay UNIVERSITY $_______ and thereafter as follows: _________ for total compensation of $_______.

2.3. BILLING. UNIVERSITY will send all invoices to COMPANY at the following address:

COMPANY’s ..

COMPANY’s invoice contact:

Name: Ms. Giulia Venneri

Phone Number: ______

Email Address:

COMPANY’s billing address to include on invoice:

Ultra Safe Nuclear Corporation, Attn: Accounts Payable 2288 W. Commodore Way, Suite 100

Seattle, WA 98199

2.4. Remittance. SPONSOR will pay UNIVERSITY through one of the following payment options:

(10) (a)By check made payable to the “University of Illinois” and mailed to:

(b) By Automated Clearinghouse (“ACH”) sent to UNIVERSITY’s bank account:

Financial Institution	JP Morgan Chase Bank, N.A.
Address
Nine-Digit Routing Transit Number
Depositor Account Title
Depositor Account Number
Type of Account

(c) Domestic/International Wire. By Wire transfer sent to UNIVERSITY’s bank account:

Financial Institution	JP Morgan Chase Bank, N.A.
Address
Nine-Digit Routing Transit Number
Depositor Account Title
Depositor Checking Account Number
Swift Code:
Type of Account:

3.0. Term and Termination

3.1. TERM. This Agreement is effective on January 1, 2022 (“Effective Date”) and will terminate on December 31, 2024 unless sooner terminated in accordance with this Section 3 (“Term”). The Parties may extend the Term by written amendment.

3.2. Termination for Convenience. Either Party may terminate this Agreement for convenience by providing 30 days’ advance written notice to the other Party.

3.3. Termination For Breach. Upon material breach, the aggrieved Party may terminate this Agreement provided that the breaching Party fails to cure the breach within 30 days after receipt of written notice. This remedy is in addition to any other remedies available at law.

3.4. Immediate Termination. Either Party may terminate this Agreement effective immediately upon notice to the other if: (a) the Parties cannot agree on an acceptable successor Principal Investigator; (b) SPONSOR has been declared insolvent, ceases (or threatens to cease) to carry on its business; or an administrator or receiver has been appointed over all or part of its assets; (c) SPONSOR’s failure to pay promptly; or (d) either Party is debarred or excluded from participating in any government program.

3.5. Effect of Termination. If SPONSOR terminates this Agreement for convenience, SPONSOR will pay for all Research Costs incurred through the date of termination. SPONSOR will make diligent efforts to cancel any future obligations, and SPONSOR agrees to pay the obligations that are non-cancelable, even though the obligations may extend beyond the termination date. For any other termination, SPONSOR will pay UNIVERSITY for all Research Costs incurred through the termination date. Termination will not affect the Parties’ rights and obligations accrued prior to termination.

4.0. Confidential Information

4.1. Confidentiality Obligation. The Parties have previously entered into a Non-Disclosure Agreement (NDA) dated July 2, 2020, which is hereby attached as Exhibit C. The terms of the NDA shall apply to the exchange of confidential information, if any, made by the Parties under this Agreement. In the event the NDA terminates or expires prior to the termination or expiration of this Agreement, the Parties agree that the term of the NDA shall be extended until the termination or expiration of this Agreement, and all terms of the expired NDA shall survive with regard to this Agreement.

4.2. Response to Information Requests. If UNIVERSITY receives a request under the Illinois Freedom of Information Act or a request by legal process or administrative order to disclose Confidential Information, UNIVERSITY will use reasonable efforts to provide prompt notice to SPONSOR and will reasonably cooperate with SPONSOR to protect any SPONSOR Confidential Information.

5.0. Publication/Public Presentations

5.1. REVIEW PERIOD. UNIVERSITY researchers may publish or publicly disclose non-confidential Research results after notifying SPONSOR of intent to publish, and providing SPONSOR a 30-day period for review and comment. Upon written notice by SPONSOR that the proposed publication contains SPONSOR Confidential Information or enabling disclosures of Inventions (as defined below), UNIVERSITY will either revise the publication to eliminate such disclosures, or will delay publication to allow for preparation and filing of U.S. patent applications. UNIVERSITY will consider comments provided by SPONSOR and work with SPONSOR in good faith to endeavor to resolve all outstanding publication issues, prior to proceeding with the publication or public disclosure, but in no event will UNIVERSITY’s ability to publish or publicly disclose its own research results or non-confidential information be denied by SPONSOR.

5.2. Copies of Publications. UNIVERSITY will furnish SPONSOR with a copy of any publications resulting from the Research.

5.3. Acknowledgment. Each Party will acknowledge the contributions of the other Party in publications or public presentations as scientifically appropriate.

6.0. Intellectual Property

6.1. Inventions. “Inventions” means those potentially patentable discoveries, including pending patent applications and issued patents, first conceived and actually reduced to practice in performance of the Research. UNIVERSITY shall own all Inventions first conceived and actually reduced to practice solely by UNIVERSITY employees (“UNIVERSITY Inventions”). SPONSOR shall own all Inventions otherwise first conceived and actually reduced to practice solely by SPONSOR employees (“SPONSOR Inventions”). The Parties shall jointly own all Inventions first conceived and actually reduced to practice by both UNIVERSITY and SPONSOR employees (“Joint Inventions”).

6.2. Confidentiality of Invention Disclosures. UNIVERSITY will promptly notify SPONSOR of any Invention disclosure received by its Office of Technology Management (“OTM”). SPONSOR shall treat all UNIVERSITY Invention disclosures as Confidential Information. Notwithstanding Section 4.1, SPONSOR’s obligation of confidentiality for Invention disclosures shall continue until the Confidential Information becomes publicly available through no fault of SPONSOR. Each Party will promptly notify the other of any Joint Inventions.

6.3. PATENTS

6.3.1. PATENT FILING. At SPONSOR’s request and expense, UNIVERSITY will file patent applications in the United States and in foreign countries for UNIVERSITY or Joint Inventions. For Joint Inventions, SPONSOR may, with UNIVERSITY approval, control the patent application filing, prosecution and maintenance. SPONSOR will make any filing request to UNIVERSITY in writing and within 60 days of UNIVERSITY’s notice of Invention disclosure. UNIVERSITY will keep SPONSOR promptly informed regarding the status of any patent application filed at SPONSOR’s expense and will give SPONSOR reasonable opportunity to comment. If SPONSOR elects not to have UNIVERSITY file patent applications, then UNIVERSITY may, at its discretion and at its expense, file patent applications in the United States and in foreign countries for any UNIVERSITY or Joint Invention.

6.3.2. Foreign Filing Election. SPONSOR will notify UNIVERSITY of any foreign countries in which SPONSOR desires a license at least 60 days prior to the respective foreign filing due date.

6.3.3. COSTS. If SPONSOR requests UNIVERSITY to file a patent application or if SPONSOR elects to license UNIVERSITY Inventions, SPONSOR will pay UNIVERSITY, within 30 days of invoice date, all documented costs to secure and maintain the patents.

6.4 Licensing. In consideration of SPONSOR’s support of the Research, UNIVERSITY grants to SPONSOR the following:

6.4.1 non-commercial Use License. A non-exclusive, non-transferable, royalty-free license to practice each UNIVERSITY Invention for non-commercial purposes.

6.4.2 Commercial Use License

A. University Inventions: The option to negotiate a royalty-bearing commercial license in a designated field of use and territory, for either non-exclusive or exclusive rights in each UNIVERSITY Invention, which SPONSOR may elect by written notice to UNIVERSITY no later than six months after UNIVERSITY’s notice of Invention disclosure. The negotiation period for the license shall be three months from the date of notice of election. If the parties have not entered into a license before the end of the negotiation period, then UNIVERSITY may license the Invention to third parties without further obligation to SPONSOR.

B. Joint Inventions: The option to negotiate an exclusive, royalty-bearing commercial license in a designated field of use and territory which SPONSOR may elect by written notice to UNIVERSITY no later than six months after UNIVERSITY’s notice of Invention disclosure. The negotiation period for the license shall be three months from the date of notice of election. If the parties have not entered into a license before the end of the negotiation period, then UNIVERSITY may non- exclusively license its interest in the Joint Invention to third parties without further obligation to SPONSOR.

6.5. Background Intellectual Property. Nothing in this Agreement grants to either Party any rights or interest in the other Party’s Background Intellectual Property. “Background Intellectual Property” means (a) all works of authorship created outside the scope of this Agreement and (b) potentially patentable discoveries, including pending patent applications and issued patents, conceived or first reduced to practice outside the scope of this Agreement. Any Background Intellectual Property that is reasonably anticipated by the Principal Investigator to be required to perform the Research or to practice the results thereof will be specified in an exhibit to this Agreement.

6.6. CREATE ACT. The Parties agree by marking this box X that this Agreement constitutes a “joint research agreement” as that term is defined by the Cooperative Research and Technology Enhancement Act of 2004, pre-America Invents Act (“AIA”) 35 U.S.C. § 103(c) and/or AIA USC 102(c) and 100(h). In the event of any Inventions, the Parties will reasonably cooperate in invoking the CREATE Act and its companion regulations to overcome an obviousness or novelty rejection of a patent application.

6.7 Copyrights and Software

6.7.1. OWNERSHIP. Title to all original works of authorship created in performance of the Research and in which copyright may be claimed (“Copyrightable Works”) shall vest initially in the author, subject to the policies of the Party that employs the author. Any joint work, as that term is defined by the U.S. Copyright Act of 1976, 17 U.S.C. § 101, as amended, shall be jointly owned, but co-owners shall have no duty of accounting for any profits.

6.7.2. Internal Use License. UNIVERSITY grants to SPONSOR a non-exclusive, royalty-free license to use, reproduce, prepare derivative works, display, distribute and perform all UNIVERSITY-owned Copyrightable Works (including any computer software and its documentation and/or databases first developed and delivered) for SPONSOR’s non-commercial purposes, provided that SPONSOR shall not have the right to market or sublicense the Copyrightable Works or distribute copies or derivative works to third parties unless such rights are provided for in a separate distribution or licensing agreement.

7.0 DELIVERABLES. “Deliverables” are those tangible (corporeal) items, as distinguished from intangible (intellectual) property, produced in performance of the Research and identified as a Deliverable in Exhibit A. UNIVERSITY shall hold title to all original data, information and results generated by UNIVERSITY in performance of the Research along with all corresponding intellectual property rights; provided however, that title to tangible items will vest in SPONSOR upon delivery by UNIVERSITY. SPONSOR shall retain ownership of all tangible items supplied by SPONSOR to UNIVERSITY to perform the Research. UNIVERSITY retains the right to use the Deliverables for research and academic purposes. To be clear, all methodologies, technologies and know-how described in the Deliverables or used by UNIVERSITY to create the Deliverables shall be considered intellectual property and subject to ownership and licensing rights under Article 6.

8.0 Disclaimer of Warranties. UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS PERFORMANCE UNDER THIS AGREEMENT. UNIVERSITY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, USE OR FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS WITH REGARD TO DATA, INVENTIONS, COPYRIGHTABLE WORKS, DELIVERABLES, OR OTHER RESEARCH RESULTS PROVIDED BY UNIVERSITY.

9.0 Limitation of/Release from Liability

9.1. Limitation of Liability. UNIVERSITY SHALL NOT BE LIABLE TO SPONSOR FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR OTHER DAMAGES (INCLUDING LOST REVENUE, PROFITS, USE, DATA OR OTHER ECONOMIC LOSS OR DAMAGE) HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY (WHETHER FOR BREACH OR IN TORT, INCLUDING NEGLIGENCE) ARISING FROM, RELATED TO, OR CONNECTED WITH SPONSOR’S USE OF DATA, INVENTIONS, COPYRIGHTABLE WORKS, DELIVERABLES, OR ANY OTHER RESEARCH RESULTS PROVIDED BY UNIVERSITY, EVEN IF UNIVERSITY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

9.2. Release from Liability. SPONSOR releases UNIVERSITY and its Trustees, officers, employees, and agents from all liability, and shall be responsible, for any and all costs, damages, and expenses, including attorney fees, arising from any claims, damages, and liabilities asserted by third parties in connection with or arising from SPONSOR’s use of data, Inventions, Copyrightable Works, Deliverables, or any other Research results provided by UNIVERSITY.

10.0. General Provisions

10.1. Fiscal Management. UNIVERSITY will maintain complete and accurate accounting records in accordance with accepted accounting practices for institutions of higher education. UNIVERSITY will make the accounting records available for inspection and audit by SPONSOR or its authorized agent, at reasonable times upon reasonable notice at SPONSOR’s expense for three years following the end of UNIVERSITY’s fiscal year(July 1 - June 30) in which Research Costs are incurred.

10.2. USE OF NAMES. Neither Party will use the name of the other in any form of advertising or publicity without the express written permission of the other Party. SPONSOR shall seek permission from UNIVERSITY by submitting the proposed use, well in advance of any deadline, to the Associate Chancellor for Public Affairs, University of Illinois via email at.

10.3. Relationship of the Parties. Neither Party is agent, employee, legal representative, partner or joint venturer of the other. Neither Party has the power or right to bind or commit the other.

10.4. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, U.S.A., without reference to its conflict of law provisions.

10.5. Third Party Beneficiaries. This Agreement does not create any rights, or rights of enforcement, in third parties.

10.6. SEVERABILITY. If a court of competent jurisdiction finds any provision of this Agreement legally invalid or unenforceable, such finding will not affect the validity or enforceability of any other provision of this Agreement and the Parties will continue to perform. If the Agreement cannot be performed in the absence of the provision, this Agreement will terminate upon 30 days’ written notice by one Party to the other Party.

10.7. MERGER. This Agreement and all attachments embody the entire understanding of the Parties and will supersede all previous or contemporaneous communications, either verbal or written, between the Parties relating to this Agreement. Purchase orders, or similar payment instruments, issued after this Agreement is signed do not amend or supplement the terms of this Agreement but are issued as a payment mechanism only.

10.8. AMENDMENTS. No modification to this Agreement will be effective unless confirmed in a written amendment signed by each Party’s authorized representative.

10.9. Counterparts. The Parties may sign this Agreement in one or more counterparts, each of which constitutes an original and all of which together constitute the Agreement. Facsimile or scanned PDF signatures shall constitute original signatures for all purposes.

10.10. ASSIGNMENTS. This Agreement shall bind, and inure to the benefit of, the Parties and any successors to substantially the entire assets of the respective Party. Neither Party may assign this Agreement without first obtaining the prior written consent of the other Party, and any attempted assignment is void.

10.11. Force Majeure. Each Party will be excused from performance of the Agreement only to the extent that performance is prevented by conditions beyond the reasonable control of the affected Party. The Party claiming excuse for delayed performance will promptly notify the other Party and will resume its performance as soon as performance is possible.

10.12. Export Control. Each Party acknowledges that performance of all obligations under this Agreement is contingent on compliance with applicable United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States government and/or written assurances by SPONSOR that SPONSOR will not re-export data or commodities to certain foreign countries or nationals thereof without prior approval of the cognizant government agency.

Prior to providing UNIVERSITY with any items subject to export control laws, SPONSOR will notify UNIVERSITY and identify the items at issue and the applicable export control laws. If the items are subject to the Export Administration Regulations (“EAR”), SPONSOR will either furnish to UNIVERSITY the applicable Export Control Classification Numbers or indicate that EAR 99 applies. If the items are subject to the International Traffic in Arms Regulations (“ITAR”), SPONSOR will notify UNIVERSITY of the relevant United States Munitions List (“USML”) categories and subcategories. UNIVERSITY may decline to accept any export-controlled items. SPONSOR will direct all notices given under this section to UNIVERSITY’s Export Compliance Officer, Sponsored Programs Administration; 1901 South First Street, Champaign, IL 61820; email:.

10.13. Resolution of Disputes. The Parties will enter into good faith negotiations to resolve any disputes arising from this Agreement. Resolution will be confirmed by written amendment to this Agreement. If the Parties cannot resolve any dispute amicably through negotiation, either Party may terminate this Agreement in accordance with Article 3.0.

10.14. SURVIVAL. All terms of this Agreement that are intended to survive termination or expiration in order to be effective shall survive such termination or expiration.

10.15. WAIVER. No waiver of any right, remedy, power or privilege by any Party under this Agreement shall be effective unless made in writing. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or of any other provision of this Agreement.

10.16. NOTICES. Any notice given under this Agreement will be in writing and will be effective upon receipt evidenced by: (a) personal delivery; (b) confirmed facsimile transmission; (c) confirmed receipt of email; (d) return receipt of postage prepaid registered or certified mail; or (e) delivery confirmation by commercial overnight carrier. All communications will be sent to the addresses set forth below or to such other address designated by a Party by written notice to the other Party in accordance with this section:

UNIVERSITY:	For matters related to the Sponsored Research Agreement:

University of Illinois

Director Pre-Award, Sponsored Programs Administration 1901 South First Street

Champaign, IL 61820-7406

Telephone:
Fax:
Email:

UNIVERSITY:	For matters related to intellectual property and licensing:

University of Illinois

Director, Office of Technology Management

319 Ceramics Building

105 South Goodwin Avenue

Urbana, IL 61801

Telephone:
Fax:
Email:

SPONSOR:	Steven J. Cuevas, General Counsel

2288 W. Commodore Way, Suite 300

Seattle, WA 98199

Telephone:

Fax: N/A

Email: S.

Authorized Signatories. Each Party represents that the individuals signing this Agreement on its behalf are authorized, and intend, to bind the organization in contract.

THE BOARD OF TRUSTEES OF
THE UNIVERSITY OF ILLINOIS	ULTRA SAFE NUCLEAR CORPORATION

/s/ Paul N. Ellinger	/s/ Francesco L. Venneri
Paul N. Ellinger, Interim Comptroller	Francesco L. Venneri, Chief Executive Officer

Date 04/08/2022	Date 31-Mar-22

/s/ Paula Jorge
Signature of Comptroller Delegate

Paula Jorge, Associate Director
Printed Name and Title of Comptroller Delegate

UNDERSTOOD AND AGREED:

/s/ Caleb Brooks
Principal Investigator
Professor Caleb Brooks

EXHIBIT A

STATEMENT OF WORK

Licensing of Micro Modular Nuclear Reactor for Siting at UIUC

In support of The Research and in collaboration with the SPONSOR, UNIVERSITY agrees to perform the following activities that are needed to support the development of a License Application to the U.S. Nuclear Regulatory Commission (USNRC) for construction of a MMR type RTR on the UIUC campus.

These activities will be carried out in compliance with SPONSOR’s Quality Assurance (QA) Program, where applicable, to ensure compliance with USNRC’s QA requirements:

a)	Pre-application engagement with USNRC
b)	Public engagement on the proposed RTR deployment
c)	Data gathering in support of Environmental Review development and USNRC submissions
d)	Support SPONSOR’s fund raising activities in support of the development and deployment of the RTR
e)	Site assessments, and development of an Environmental Impact Statement for the designated site to support a NEPA review by USNRC
f)	Design and analysis activities using USNRC endorsed codes and standards
g)	Preparation of topical technical reports/white papers to support the design and safety case
h)	Studies to support planning of Integrated Energy Systems development
i)	design and development for workforce training program
j)	Support SPONSOR’s development of a complete Preliminary Safety Analysis Report and in the satisfactory resolution of all USNRC Requests for Additional Information (RAIs) and concerns.
k)	Engage NRC through the licensing process including a NEPA review, submittal of Safety Analysis Report, and subsequent reviews by the Advisory Committee on Reactor Safeguards to enable issuance of a MMR® Construction Permit
l)	Related activities that may arise during the development of the project and regulatory engagements.
m)	Meet regularly with SPONSOR virtually to assess progress and support SPONSOR personnel visits to UNIVERSITY to assess progress

EXHIBIT B

BUDGET

The budget, including annual allocations for the three-year period of performance is as follows. This budget is based on the proposal submitted by UNIVERSITY to SPONSOR1, 2

The funding commitment by SPONSOR shall be on an annual basis. At the end of each calendar year, SPONSOR and UNIVERSITY will engage to review the budget for the subsequent year; this Exhibit B will then be revised accordingly.

CY22	CY23	CY24	Total
SPONSOR PROVIDED FUNDING
$816,738	$839,575	$863,097	$2,519,410

1 Beck-LeFaivre, Melissa Lynn < > & Brooks, Caleb< to USNC Staff, “UIUC docs: SF-424A Budget Information - Non-Construction Programs,” E-mails dated 21 April 2021 and April 20, 2021

2 “IND FOA FY2021 Budget Justification FKD-21-26158,” submitted in response to the Industry Funding Opportunity Announcement, submitted by USNC and UIUC to the U.S. Department of Energy, Office of Nuclear Energy, May 26, 2021

Agreement # ________________________

EXHIBIT C

NON-DISCLOSURE AGREEMENT

(Omitted)

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